                                                                     Exhibit 2.1

                                  AGREEMENT AND

                                 PLAN OF MERGER

                                      AMONG

                         FOURTHSTAGE TECHNOLOGIES, INC.,

                                 APERIAN, INC.,

                        APERIAN MERGER CORPORATION, INC.,

                         CHRIS DONAHUE, KEVIN P. CRAIG,
                     VAN DE VREDE FAMILY TRUST, LEE COLLINS,
                      DAVE DRABO, TRIPLE FIVE INVESTMENTS,
                    REGENT NET LLC, MARK WEISS, HARRY WEISS,
                    FARLEY WEISS, JEFF WEISS AND CRAIG WEISS


                            DATED AS OF APRIL 6, 2001
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                                TABLE OF CONTENTS

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                                                                                              PAGE
                                                                                              ----
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ARTICLE 1  THE MERGER............................................................................2

    SECTION 1.1. The Merger......................................................................2

    SECTION 1.2. Merger Consideration............................................................3

    SECTION 1.3. Options and Warrants............................................................3


ARTICLE 2  CERTIFICATES, BYLAWS, DIRECTORS AND OFFICERS..........................................4

    SECTION 2.1. Certificate of Incorporation of Surviving Corporation...........................4

    SECTION 2.2. Bylaws of Surviving Corporation.................................................4

    SECTION 2.3. Directors and Officers of Surviving Corporation.................................4

    SECTION 2.4. Bylaws of Aperian...............................................................4

    SECTION 2.5. Directors and Officers of Aperian...............................................4

    SECTION 2.6. Composition of Nominating and Governance Committee of Aperian...................4


ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND FOURTHSTAGE SHAREHOLDERS............5

    SECTION 3.1. Corporate Existence and Power...................................................5

    SECTION 3.2. Subsidiaries....................................................................5

    SECTION 3.3. Corporate Records...............................................................5

    SECTION 3.4. Corporate Authorization.........................................................5

    SECTION 3.5. Governmental Authorization......................................................6

    SECTION 3.6. Non-Contravention...............................................................6

    SECTION 3.7. Capitalization..................................................................7

    SECTION 3.8. Company Financial Statements....................................................7

    SECTION 3.9. Absence of Certain Changes......................................................8

    SECTION 3.10. Litigation.....................................................................8

    SECTION 3.11. Employee Benefit Plans.........................................................8

    SECTION 3.12. Taxes .........................................................................8

    SECTION 3.13. Compliance With Laws...........................................................9


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    SECTION 3.14. Finders' Fees..................................................................9

    SECTION 3.15. Material Contracts.............................................................9

    SECTION 3.16. Title to Assets................................................................9

    SECTION 3.17. Investment Intent..............................................................9

    SECTION 3.18. Sophisticated Investor Status..................................................9

    SECTION 3.19. Legend .......................................................................10

    SECTION 3.20. No Other Representations......................................................10


ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF APERIAN AND MERGER SUB.............................10

    SECTION 4.1. Corporate Existence and Power..................................................10

    SECTION 4.2.  Subsidiaries..................................................................11

    SECTION 4.3. Corporate Records..............................................................11

    SECTION 4.4. Corporate Authorization........................................................11

    SECTION 4.5. Governmental Authorization.....................................................12

    SECTION 4.6. Non-Contravention..............................................................12

    SECTION 4.7. Aperian SEC Reports and Financial Statements...................................12

    SECTION 4.8. Capitalization.................................................................13

    SECTION 4.9. Aperian Financial Statements...................................................14

    SECTION 4.10. Absence of Certain Changes....................................................14

    SECTION 4.11. Litigation....................................................................15

    SECTION 4.12. Employee Benefit Plans........................................................15

    SECTION 4.13. Taxes ........................................................................15

    SECTION 4.14. Compliance With Laws..........................................................15

    SECTION 4.15. Takeover Statutes.............................................................15

    SECTION 4.16. Finders' Fees.................................................................15

    SECTION 4.17. Material Contracts............................................................16

    SECTION 4.18. Title to Assets...............................................................16

    SECTION 4.19. No Other Representations......................................................16

    SECTION 4.20. Financing.....................................................................16


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ARTICLE 5  INDEMNIFICATION......................................................................16

    SECTION 5.1. Survival of Representations and Warranties.....................................16

    SECTION 5.2. Company Indemnity; Set-off Arrangements........................................16

    SECTION 5.3. Maximum Payments...............................................................19

    SECTION 5.4. Indemnification by Aperian.....................................................19

    SECTION 5.5. Special Tax Indemnification....................................................19

    SECTION 5.6. Indemnification Procedures.....................................................19

    SECTION 5.7. Resolution of Conflicts; Arbitration...........................................20


ARTICLE 6  ADDITIONAL AGREEMENTS................................................................20

    SECTION 6.1. Stockholders' and Shareholders' Approval.......................................20

    SECTION 6.2. Reasonable Efforts/Consents....................................................20

    SECTION 6.3. Additional Nasdaq Listing......................................................20

    SECTION 6.4. Closing Conditions.............................................................20

    SECTION 6.5. Craig Non-Compete..............................................................20

    SECTION 6.6. Board Representation...........................................................21


ARTICLE 7  CONDITIONS TO THE MERGER.............................................................21

    SECTION 7.1. Conditions to the Obligations of Each Party....................................21

    SECTION 7.2. Conditions to Obligations of Aperian...........................................21

    SECTION 7.3. Conditions to Obligations of the Company.......................................22


ARTICLE 8  MISCELLANEOUS........................................................................23

    SECTION 8.1. Notices ...................................................................... 23

    SECTION 8.2. Amendments; No Waivers.........................................................23

    SECTION 8.3. Expenses.......................................................................24

    SECTION 8.4. Entire Agreement/No Third Party Beneficiaries..................................24

    SECTION 8.5. Waivers .......................................................................24

    SECTION 8.6. Amendments, Supplements or Modifications.......................................24

    SECTION 8.7. Successors and Assigns.........................................................24


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    SECTION 8.8. Governing Law..................................................................24

    SECTION 8.9. Exclusive Jurisdiction.........................................................24

    SECTION 8.10. Disclosure Schedules..........................................................24

    SECTION 8.11. Counterparts; Effectiveness...................................................25

    SECTION 8.12. Severability..................................................................25

    SECTION 8.13. Incorporation of Exhibits and Schedules.......................................25

    SECTION 8.14. Headings......................................................................25

    SECTION 8.15. Knowledge.....................................................................25

    SECTION 8.16. Construction..................................................................25


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
                          AGREEMENT AND PLAN OF MERGER

           THIS AGREEMENT AND PLAN OF MERGER is dated as of April 6, 2001, and is by and among FOURTHSTAGE TECHNOLOGIES, INC., an Arizona corporation (the "Company"), APERIAN, INC., a Delaware corporation ("Aperian"), APERIAN MERGER CORPORATION, INC., a Delaware corporation and a wholly-owned subsidiary of Aperian ("Merger Sub") and Chris Donahue, Kevin P. Craig, Van de Vrede Family Trust, Lee Collins, Dave Drabo, Triple Five Investments, Regent Net LLC, Mark Weiss, Harry Weiss, Farley Weiss, Jeff Weiss and Craig Weiss (collectively, the "Fourthstage Shareholders").

                                    RECITALS

           WHEREAS, the Boards of Directors of Company and Aperian deem it advisable and in the best interests of their respective shareholders that they combine their businesses, and to that end the Boards of Directors of the Company, Aperian and Merger Sub have approved the merger of Company with and into the Merger Sub upon the terms and subject to the conditions set forth herein; and

           WHEREAS, Aperian has authorized capital stock consisting of 75,000,000 shares of common stock, par value $.01 per share (the "Aperian Common Stock"), of which 13,559,954 shares are currently issued and outstanding, and 10,000,000 shares of preferred stock, par value $.01 per share (the "Aperian Preferred Stock"), of which no shares are currently issued and outstanding; and

           WHEREAS, Aperian currently also has outstanding common stock purchase warrants and options entitling the holders thereof to purchase an aggregate of up to 4,456,937 shares of Aperian Common Stock, all as further described herein (collectively, the "Aperian Warrants and Options"); and

           WHEREAS, Company has authorized capital stock consisting of 50,000,000 shares of common stock, $.001 par value per share (the "Company Common Stock"), of which 6,780,000 shares are currently issued and outstanding; and

           WHEREAS, Company currently also has outstanding common stock options entitling the holders thereof to purchase an aggregate of up to 2,235,000 shares of Company Common Stock, all as further described herein (collectively, the "Company Options").

                                    AGREEMENT

           NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   THE MERGER

           SECTION 1.1. The Merger.

                     (a) On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.1(b)), the Company shall be merged with and into Merger Sub (the "Merger") in accordance with the relevant provisions of the Arizona Business Corporation Law (the "ABCL") and the Delaware General Corporation Law (the "DGCL"), whereupon the separate existence of the Company shall cease, and Merger Sub shall be the surviving corporation (the "Surviving Corporation"). The existence of the Company shall cease at the Effective Time as a consequence of the Merger.

                     (b) The consummation of the Merger (the "Closing") shall take place (i) at the offices of Bryan Cave LLP, Two North Central Avenue, Suite 2200, Phoenix, Arizona at 10:00 A.M., on such date (the "Closing Date") which is the later to occur of (A) April 15, 2001 and (B) the date on which the last of the conditions set forth in Article 7 hereof shall have been satisfied or waived in accordance with this Agreement, or (ii) such other place, time and date as the parties hereto shall agree. Prior to the Closing, Merger Sub and the Company shall execute and deliver to (a) the Secretary of State of the State of Delaware (the "Delaware Secretary of State"), a Certificate of Merger in the form attached hereto as Exhibit 1.1(b)(i) hereto for filing under the DGCL on the day of the Closing, and (b) the Arizona Corporation Commission (the "Arizona Corporation Commission"), a Certificate and Articles of Amendment and Merger in the form attached hereto as Exhibit 1.1(b)(ii) hereto for filing under the ABCL on the day of Closing with the Arizona Corporation Commission, and the Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of the Certificate of Merger with the Arizona Corporation Commission or at such later time as may be specified in the Certificates of Merger, such time being herein called the "Effective Time."

                     (c) The Merger shall have the effects set forth in the ABCL and DGCL. Without limiting the generality of the foregoing, at the Effective Time (i) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of the Company and Merger Sub and all obligations belonging to or due each of them shall be vested in the Surviving Corporation without further act or deed, (ii) title to any real estate or any interest therein vested in either of the Company or Merger Sub shall not revert or in any way be impaired by reason of the Merger, (iii) all rights of creditors and all liens on any property of the Company and Merger Sub shall be preserved unimpaired, and (iv) the Surviving Corporation shall be liable for all the obligations of the Company and Merger Sub, and any claim existing, or action or proceeding pending, by or against either of them, may be prosecuted to judgment with the right of appeal, as if the Merger had not taken place.

                     (d) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, or assets of the Company or Merger Sub acquired or to be acquired as a result of, or in connection with, the Merger or to otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the parties hereto or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of such parties or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

           SECTION 1.2. Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                     (a) each share of the Company Common Stock held by the Company as treasury stock prior to the Effective Time shall be canceled, retired, and shall cease to exist, and no payment shall be made with respect thereto;

                     (b) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation held by Aperian with the same rights, powers and privileges as the shares so converted and such shares in the aggregate shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

                     (c) Shareholders of Company Common Stock outstanding immediately prior to the Effective Time ("Shares") shall, in return for the exchange and cancellation of such Shares, receive their pro rata share of the following: (i) cash equal to three million dollars ($3,000,000) (the "Cash Consideration"), (ii) 2,698,430 shares of Aperian Common Stock, and (iii) 8,396,077 shares of Aperian Preferred Stock with the rights and preferences set forth on the Certificate of Designation set forth in Exhibit 1.2(c). One million five hundred thousand dollars ($1,500,000) of the Cash Consideration shall be paid at Closing by wire transfer of immediately available funds. Subject to
Section 5 hereof, the remaining $1,500,000 portion of the Cash Consideration (the "Set-off Amount"), if any, shall be paid in twelve equal monthly installments commencing seven months after Closing.

           SECTION 1.3. Options and Warrants.

                     (a) At the Effective Time, each holder of a Company Option then outstanding to the Company's Stock Option Plan ("Plan"), whether or not such Company Option is exercisable at such time, and whether or not such Company Option is vested at such time, shall be entitled, in exchange for the termination of such Company Option, to receive an option to purchase such number of Shares of Aperian Common Stock as are set forth on Exhibit 1.3, at the per Share purchase price stated therein pursuant to the Plan.

                     (b) All Aperian Options and Warrants shall remain outstanding on the same terms and conditions as existed prior to the Merger.

                                    ARTICLE 2

                  CERTIFICATES, BYLAWS, DIRECTORS AND OFFICERS

           SECTION 2.1. Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of Merger Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. Upon Closing of the Merger, the Certificate of Incorporation of Merger Sub shall be amended to change the name of Merger Sub to Fourthstage Technologies, Inc.

           SECTION 2.2. Bylaws of Surviving Corporation. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with the applicable law.

           SECTION 2.3. Directors and Officers of Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) Kevin Craig (Chairman), Robert Gibbs, and Chris Donahue shall be the directors of the Surviving Corporation, and (b) the officers of Company at the Effective Time shall be the officers of the Surviving Corporation.

           SECTION 2.4. Bylaws of Aperian. The Bylaws of Aperian in effect at the Effective Time shall be as set forth on Exhibit 2.4, attached hereto, until amended in accordance with the applicable law.

           SECTION 2.5. Directors and Officers of Aperian. As of the Effective Time, Aperian shall reduce the size of its Board of Directors to a total of seven (7) persons. From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable law, (a) David Ghermezian, Joe D. Tippens, Mark Weiss, Wayne Irwin, Davinder Sethi, Robert Gibbs (Chairman) and Kevin Craig (Vice Chairman) shall serve as the directors of Aperian, and (b) the officers of Aperian at the Effective Time shall be Robert Gibbs (Chairman and co-Chief Executive Officer), Kevin Craig (Vice Chairman, President and co-Chief Executive Officer), Wayne Irwin (Executive Vice President and Chief Operating Officer), Doug Banister (Vice President - Chief Financial Officer), Bruce Cummings (Vice President - New Markets), Miles Kotay (Vice President - Corporate Communication, Marketing), Peter Lorenzen (Vice President - General Counsel, Secretary), Elizabeth Montoya (Vice President - Accounting), Dave Drabo (Vice President - Technology Development), and Chris Menninger (Vice President - Sales).

           SECTION 2.6. Composition of Nominating and Governance Committee of Aperian. From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable law, Davinder Sethi and Kevin Craig shall serve as the members of the Nominating and Governance Committee of the Board of Directors of Aperian, with such Committee to be chaired by Kevin Craig.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                   OF THE COMPANY AND FOURTHSTAGE SHAREHOLDERS

           The Company and Fourthstage Shareholders jointly and severally represent and warrant to Aperian that, except as otherwise disclosed on the disclosure schedules delivered on or prior to the date hereof to Aperian by the Company (collectively, the "Company Disclosure Schedule"):

           SECTION 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona, and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted other than any such licenses, authorizations, permits, registrations, consents and approvals the failure of which to have would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore delivered to Aperian true and complete copies of the Company's Articles of Incorporation and Bylaws as currently in effect. For purposes of this Agreement, a "Company Material Adverse Effect" means a material adverse effect on the assets, liabilities, business or operations of the Company taken as a whole, or on the ability of Company to perform its obligations hereunder. Notwithstanding anything to the contrary herein, a Company Material Adverse Effect shall not include events, changes or effects relating to or caused by (i) general economic or industry conditions or (ii) the announcement or pendency of this Agreement or any of the transactions or actions contemplated hereby.

           SECTION 3.2. Subsidiaries. Except as set forth in Section 3.2 of the Company Disclosure Schedule, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

           SECTION 3.3. Corporate Records. The corporate minute books, transfer books and stock ledgers of the Company which have been made available to Aperian are complete in all material respects.

           SECTION 3.4. Corporate Authorization.

                     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers, subject to the conditions set forth in this Agreement. This Agreement, the Merger, and the transactions contemplated hereby have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement by Aperian and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors rights and by the availability of equitable remedies.

                     (b) The Company's Board of Directors by a unanimous written consent or at a meeting duly called and held, has, by majority vote of the members of the Company's Board of Directors present at such meeting, duly and validly approved, and taken all corporate actions required to be taken by the Company's Board of Directors for the consummation of, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, the Company's Board of Directors has (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the Arizona law, and (iii) directed that this Agreement and the Merger be submitted to the shareholders of the Company for their adoption and approval and resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the Merger.

                     (c) The Company's shareholders, by a unanimous written consent, have duly and validly approved the Merger and the other transactions contemplated hereby.

           SECTION 3.5. Governmental Authorization. The execution, delivery and performance by the Company and the Fourthstage Shareholders of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any court or tribunal or administrative governmental or regulatory body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the ABCL and DGCL; (b) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"); (c) compliance with any applicable foreign or state securities or blue sky laws; (d) compliance with state takeover, antitrust and competition law filings and approvals; and (e) such actions by or filings with governmental bodies, agencies, officials or authorities, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           SECTION 3.6. Non-Contravention. The execution, delivery and performance by the Company and the Fourthstage Shareholders of this Agreement and the consummation by the Company and the Fourthstage Shareholders of the transactions contemplated hereby do not and will not, (a) contravene or conflict with the Articles or Certificate of Incorporation or Bylaws (or similar governing documents) of the Company, or (b) except for any such matters that do not have, and would not reasonably be expected to have, a Company Material Adverse Effect or except as set forth on Section 3.6 of the Company Disclosure Schedule, (i) assuming compliance with the matters referred to in Section 3.5, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of their respective assets, (ii) result in a violation or breach of, or constitute a default under, or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Company and/or the Fourthstage Shareholders or to a loss of any benefit to which the Company is entitled under any provision of any note, bond, mortgage, indenture, lease, agreement, contract or other instrument binding upon the Company and the Fourthstage Shareholders or to which the Company and/or the Fourthstage Shareholders is a party or by which it is affected or any license, franchise, permit or other similar authorization held by the Company or to which the Company is a party or by which it is affected, or
(iii) result in the creation or imposition of any Lien (as defined below) on any asset of the Company. For purposes of this Agreement, "Lien" means, with respect to an asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

           SECTION 3.7. Capitalization.

                     (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock. There are issued and outstanding 6,780,000 shares of Company Common Stock and Company Options (all documents with respect to which have been made available to Aperian for inspection) to purchase 2,235,000 shares of Company Common Stock.

                     (b) Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive or similar rights and in compliance with all applicable state and federal securities laws and regulations. Except as set forth in this Section 3.7, there are outstanding (i) no other shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no other options, warrants, calls, rights (including preemptive rights), commitments or any other agreement of any character to acquire from the Company, and no obligation of the Company to issue, transfer, dispose of, sell, purchase, redeem or otherwise acquire (or to refrain from doing any of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities").

                     (c) All of the Company Options have been issued pursuant to the Plan. Section 3.7(c) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of the name of each holder of outstanding Company Options, the exercise price therefor and the number of shares of Company Common Stock exercisable therefor, and indicating the portion of such Company Options that are vested.

                     (d) Except as set forth on Section 3.7(d) of the Company Disclosure Schedule and except for the Company Options, there are no shareholders agreements, investors' rights agreements, voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound relating to the voting of, or placing any restrictions on, any shares of the capital stock of the Company. Except as provided in Section 1.2 of this Agreement, no consideration is required to be paid to any Person as a result of its ownership of any equity of the Company with respect to the Merger.

                     (e) None of the securities of the Company are registered or required to be registered under the Securities Act and/or the Exchange Act.

           SECTION 3.8. Company Financial Statements. The Company's unaudited balance sheet as of February 28, 2001 (the "Company Balance Sheet Date"), unaudited balance sheet as of December 31, 2000, and the related unaudited statements of operations, stockholders' deficit and cash flows for the period from January 1, 2001 to February 28, 2001, and for the twelve-month period ended December 31, 2000 (collectively, the "Company Financials"), are correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financials fairly present the financial condition and operating results of the Company as of the dates and during the periods indicated therein.

           SECTION 3.9. Absence of Certain Changes. Except as described in
Section 3.9 of the Company Disclosure Schedule, since the Company Balance Sheet Date, the Company has conducted its business in the ordinary and usual course and there has not been:

                     (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other ownership interests in, the Company;

                     (b) any incurrence, assumption or guarantee by the Company of any outstanding amount of indebtedness for borrowed money or any other liabilities of any nature, whether or not accrued, contingent or otherwise, other than in the ordinary course of business;

                     (c) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any loss or relinquishment by the Company of any material contract or other material right, other than transactions and commitments in the ordinary course of business in accordance with its customary practices;

                     (d) any material change in any method of accounting or accounting practice or policy or application thereof by the Company, except as required by GAAP;

                     (e) any increase in (or commitment, oral or written, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company to its directors, officers, employees or consultants, except increases occurring in the ordinary course of business; or

                     (f) any increase in (or commitment, oral or written, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or contract, payment or arrangement made to, for or with any director, officer, employee or consultant of the Company, except increases occurring in the ordinary course of business.

           SECTION 3.10. Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, or as otherwise disclosed to Aperian, there is no material action, suit or proceeding of any nature pending or, to the best of the Company's knowledge, threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such, or any Fourthstage Shareholders related to their ownership of Company Common Stock.

           SECTION 3.11. Employee Benefit Plans. Except as set forth in Section
3.11 of the Company Disclosure Schedule, the Company does not have any employee pension benefit plan as defined in Section 3(2) of ERISA, that would be subject to the Federal ERISA laws.

           SECTION 3.12. Taxes. All federal, state and other returns and reports required to be filed by the Company have been duly and timely filed by the Company and, except as set forth in Section 3.12 of the Company Disclosure Schedule, all material taxes and other assessments and levies (including all interest and penalties) including, without limitation, income, franchise, real estate, sales, gross receipts, use and services taxes, and employment and employee withholding taxes, owed by the Company have been paid in full by the Company unless being contested in good faith. Except as set forth in Section 3.12 of the Company Disclosure Schedule, all such taxes and other assessments and levies which the Company is required by law to have withheld, collected or deposited have been duly withheld and collected and deposited with the proper governmental authorities or segregated and set aside for such payment, and if so segregated and set aside, shall be so paid by the Company as required by law.

           SECTION 3.13. Compliance With Laws. Except as disclosed in Section
3.13 of the Company Disclosure Schedule, and except for any matter that would not reasonably be expected to have a Company Material Adverse Effect, the Company is not in violation of any applicable provisions of any laws, statutes, ordinances or regulations.

           SECTION 3.14. Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of the Company who would be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

           SECTION 3.15. Material Contracts. The Company is not in default of, nor is in anticipatory breach of, any of its material contracts with third parties, nor does the Company have any reason to believe that it will be so in the future.

           SECTION 3.16 Title to Assets. Except as set forth in Section 3.16 of the Company Disclosure Schedule and except where the failure to have a good, valid and indefeasible title would not reasonably be expected to have a Company Material Adverse Effect, the Company has good, valid and indefeasible title to all of the assets purported to be owned by it, whether real, personal or mixed. All property owned by the Company is free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for those disclosed in the Company Financial Statements, except for matters disclosed on any policies of title insurance issued to the Company with respect to any facilities and made available to Aperian and except for those not reasonably expected to have a Company Material Adverse Effect.

           SECTION 3.17. Investment Intent. Each Fourthstage Shareholder is acquiring the Aperian Common Stock and the Aperian Preferred Stock pursuant hereto for his own account and not with a view to, or for offer or resale in connection with, any distribution thereof (within the meaning of Section 2(11) of the Securities Act), nor with any present intention of distributing or selling the same; and, other than pursuant to the provisions of the Registration Rights Agreement, no Fourthstage Shareholder has any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for the disposition thereof.

           SECTION 3.18. Sophisticated Investor Status. Each Fourthstage Shareholder is an Accredited Investor, as such term is defined in Rule 501 promulgated under the Securities Act. Each Fourthstage Shareholder acknowledges and agrees that the acquisition of Aperian Common Stock and the Aperian Preferred Stock pursuant to this Agreement carries a certain degree of risk and that he has taken full cognizance of and understands all of the risks related to an acquisition of Aperian Common Stock and the Aperian Preferred Stock.

           SECTION 3.19. Legend. Each Fourthstage Shareholder understands, acknowledges, and agrees that a legend will be placed on any certificates evidencing the Aperian Common Stock and the Aperian Preferred Stock delivered hereunder in substantially the following form:

                      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE STATE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO APERIAN, INC., A DELAWARE CORPORATION (THE "COMPANY"), OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND/OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR APPLICABLE STATE SECURITIES LAWS, AND/OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

           SECTION 3.20. No Other Representations. Neither the Company nor any Person affiliated therewith shall be deemed to have made to Aperian or any other Person any representation or warranty other than as expressly made by the Company in this Article 3. Neither the Company nor any Person affiliated therewith makes any representation or warranty regarding any projections, estimates, budgets or forward-looking information heretofore delivered to or made available to Aperian or any other Person regarding future revenues, expenses or expenditures, future results of operation or, except as expressly covered by a representation and warranty contained in Article 3 hereof, any other information or documents made available to Aperian or any other Person with respect to the Company.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                            OF APERIAN AND MERGER SUB

           Aperian and Merger Sub jointly and severally represent and warrant to the Company that, except as otherwise disclosed on a disclosure schedule delivered on or prior to the date hereof to the Company by Aperian (the "Aperian Disclosure Schedule") or any Aperian SEC Reports (as defined herein):

           SECTION 4.1. Corporate Existence and Power. Aperian is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each of Aperian and Merger Sub has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted other than any such licenses, authorizations, permits, registrations, consents and approvals the failure of which to have would not reasonably be expected to have a

Aperian Material Adverse Effect (as defined below). Each of Aperian and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have a Aperian Material Adverse Effect. Aperian has heretofore delivered to the Company true and complete copies of the Certificate of Incorporation and Bylaws as currently in effect for each of Aperian and Merger Sub. For purposes of this Agreement, an "Aperian Material Adverse Effect" means a material adverse effect on the assets, liabilities, business or operations of Aperian and/or any of the Aperian Subsidiaries (as defined below) taken as a whole, or on the ability of Aperian to perform its obligations hereunder. The Aperian Disclosure Schedule contains a true and complete list of all of Aperian's subsidiaries (the "Aperian Subsidiaries"). Notwithstanding anything to the contrary herein, an Aperian Material Adverse Effect shall not include events, changes or effects relating to or caused by (i) general economic or industry conditions or (ii) the announcement or pendency of this Agreement or any of the transactions or actions contemplated hereby.

           SECTION 4.2. Subsidiaries. Except as set forth in Section 4.2 of the Aperian Disclosure Schedule, Aperian does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

           SECTION 4.3. Corporate Records. The corporate minute books, transfer books and stock ledgers of Aperian are complete and accurate in all material respects.

           SECTION 4.4. Corporate Authorization.

                     (a) The execution, delivery and performance by Aperian and Merger Sub of this Agreement and the consummation by Aperian and Merger Sub of the transactions contemplated hereby are within Aperian's and Merger Sub's corporate powers, subject to the conditions set forth in this Agreement. This Agreement, the Merger, and the transactions contemplated hereby have been duly authorized by all necessary corporate action, except for approval by Aperian's shareholders of the issuance of Aperian Common Stock upon the conversion of Aperian Preferred Stock, which will be solicited as provided herein. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of Aperian and Merger Sub, enforceable against Aperian in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors rights and by the availability of equitable remedies.

                     (b) Aperian's Board of Directors, at a meeting duly called and held, has, by majority vote of the members of Aperian's Board of Directors present at such meeting, duly and validly approved, and taken all corporate actions required to be taken by Aperian's Board of Directors for the consummation of, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, Aperian's Board of Directors has (i) determined that the Merger is fair and in the best interests of Aperian and its shareholders, (ii) received the opinion of Tejas Securities Group, Inc., to the effect that the consideration to be paid by Aperian in the Merger is fair to Aperian from a financial point of view, (iii) adopted this Agreement in accordance with Delaware law, and (iv) directed that this Agreement and the Merger be submitted to the shareholders of Aperian for their adoption and approval and resolved to recommend that the shareholders of Aperian approve and adopt this Agreement and the Merger.

           SECTION 4.5. Governmental Authorization. The execution, delivery and performance by Aperian and Merger Sub of this Agreement and the consummation of the Merger by Aperian and Merger Sub require no action by or in respect of, or filing with, any court or tribunal or administrative governmental or regulatory body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the ABCL and DGCL; (b) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; (c) compliance with any applicable requirements of the Securities Act; (d) compliance with any applicable foreign or state securities or blue sky laws; (e) compliance with state takeover, antitrust and competition law filings and approvals; and (f) such actions by or filings with governmental bodies, agencies, officials or authorities, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, an Aperian Material Adverse Effect.

           SECTION 4.6. Non-Contravention. The execution, delivery and performance by Aperian and/or Merger Sub of this Agreement and the consummation by Aperian and Merger Sub of the transactions contemplated hereby do not and will not, (a) contravene or conflict with the Articles or Certificate of Incorporation or Bylaws (or similar governing documents) of Aperian and Merger Sub, or (b) except for any such matters that do not have, and would not reasonably be expected to have, an Aperian Material Adverse Effect or except as set forth on Section 4.6 of Aperian Disclosure Schedule, (i) assuming compliance with the matters referred to in Section 4.5, contravene or conflict with or constitute a violation of any provision of any law, rule, including, but not limited to, the Rules of the Association as set forth in the National Association of Securities Dealers Manual, regulation, judgment, injunction, order or decree binding upon or applicable to Aperian and Merger Sub or any of their respective assets, (ii) result in a violation or breach of, or constitute a default under, or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of Aperian and Merger Sub or to a loss of any benefit to which Aperian or Merger Sub is entitled under any provision of any note, bond, mortgage, indenture, lease, agreement, contract or other instrument binding upon Aperian and Merger Sub or to which Aperian and Merger Sub is a party or by which it is affected or any license, franchise, permit or other similar authorization held by Aperian and Merger Sub or to which Aperian and Merger Sub is a party or by which it is affected, or (iii) result in the creation or imposition of any Lien (as defined below) on any asset of Aperian and Merger Sub. For purposes of this Agreement, "Lien" means, with respect to an asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. Notwithstanding anything written in this Section 4.6, the representation regarding the compliance of this Agreement and the transactions contemplated pursuant thereto, with the Rules of Association of the National Association of Securities Dealers Manual does not, and shall not, constitute a representation of a factual matter but rather included herein for purposes of risk allocation and shall only implicate Aperian's indemnity obligation associated therewith

           SECTION 4.7. Aperian SEC Reports and Financial Statements. Aperian has delivered to the Company true and complete copies of each registration statement, report and proxy or information statement, including, without limitation, its Annual Reports to Shareholders incorporated in material part by reference in certain of such reports, in the form (including exhibits and any amendments thereto) required to be filed with the Securities and Exchange

Commission (the "SEC") since January 1, 1999 (collectively, the "Aperian SEC Reports"). Except as set forth in the Aperian Disclosure Schedule, as of the respective dates such Aperian SEC Reports were filed or, if any such Aperian SEC Reports were amended, as of the date such amendment was filed, each of the Aperian SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Aperian (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-KSB for each of the three fiscal years ended 1998, 1999 and 2000, when filed, and Quarterly Reports on Form 10-QSB for all interim periods subsequent thereto (the "Aperian Financial Statements") fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Aperian and the Aperian Subsidiaries as of its date and the consolidated results of operations and cash flows for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). There has been no change in Aperian's accounting policies or methods of making accounting estimates or changes in estimates that are material to the Aperian Financial Statements, except as described in the notes thereto.

           SECTION 4.8. Capitalization.

                     (a) The authorized capital stock of Aperian consists of 75,000,000 shares of Aperian Common Stock. There are issued and outstanding 13,559,954 shares of Aperian Common Stock and Aperian Options (all documents with respect to which have been made available to Company and Fourthstage Shareholders for inspection) to purchase 4,062,770 shares of Aperian Common Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. There are outstanding 1,000 shares of Merger Sub Common Stock. Aperian owns all 1,000 Shares of Merger Sub Common Stock.

                     (b) Except as set forth in Section 4.8 of Aperian Disclosure Schedule, all outstanding shares of capital stock of Aperian and Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive or similar rights and in compliance with all applicable state and federal securities laws and regulations. Except as set forth in this Section 4.8, there are outstanding (i) no other shares of capital stock or other voting securities of Aperian and Merger Sub, (ii) no securities of Aperian and Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Aperian and Merger Sub, and (iii) no other options, warrants, calls, rights (including preemptive rights), commitments or any other agreement of any character to acquire from Aperian and Merger Sub, and no obligation of Aperian to issue, transfer, dispose of, sell, purchase, redeem or otherwise acquire (or to refrain from doing any of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Aperian (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Aperian Securities").

                     (c) Except as set for in Section 4.8(c) of Aperian Disclosure Schedule, all of Aperian Options were issued pursuant to Aperian's 2000 Stock Option Plan and 2000 Stock Incentive Plan. Section 4.8(c) of Aperian Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of the name of each holder of outstanding

Company Options, the exercise price therefor and the number of shares of Company Common Stock exercisable therefor, and indicating the portion of such Company Options that are vested.

                     (d) Except as set forth on Section 4.8(d) of Aperian Disclosure Schedule and except for Aperian Options, there are no shareholders agreements, investors' rights agreements, voting trusts or other agreements or understandings to which Aperian is a party or by which Aperian is bound relating to the voting of, or placing any restrictions on, any shares of the capital stock of Aperian.

                     (e) The issuance of the 2,698,412 Shares of Aperian Common Stock and 8,396,016 Shares of Aperian Preferred Stock has been duly authorized by the Board of Directors of Aperian, and all of such shares upon issuance will be validly issued and will be fully paid and non-assessable, and will be issued in compliance with all applicable state and federal securities laws and regulations. Aperian has, and will at all applicable times reserve, a number of Shares of Common Stock sufficient for the conversion of the Preferred Stock in accordance with its terms.

           SECTION 4.9. Aperian Financial Statements. Aperian's unaudited balance sheet as of February 28, 2001 (the "Aperian Balance Sheet Date"), audited balance sheet as of March 31, 2000, and the related audited statements of operations, stockholders' deficit and cash flows for the periods from April 1, 1999 to March 31, 2000, and unaudited statements of operations for the eleven months ended February 28, 2001 (collectively, the "Aperian Financials"), are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Aperian Financials fairly present the financial condition and operating results of Aperian as of the dates and during the periods indicated therein.

           SECTION 4.10. Absence of Certain Changes. Except as described in
Section 4.10 of Aperian Disclosure Schedule, since the Aperian Balance Sheet Date, Aperian and Aperian Subsidiaries have conducted their respective businesses in the ordinary and usual course and there has not been:

                     (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Aperian, or any repurchase, redemption or other acquisition by Aperian of any outstanding shares of capital stock or other ownership interests in, Aperian;

                     (b) any incurrence, assumption or guarantee by Aperian or any of Aperian Subsidiaries of any outstanding amount of indebtedness for borrowed money or any other liabilities of any nature, whether or not accrued, contingent or otherwise, other than in the ordinary course of business;

                     (c) any transaction or commitment made, or any contract or agreement entered into, by Aperian relating to their respective assets or businesses (including the acquisition or disposition of any assets) or any loss or relinquishment by Aperian of any material contract or other material right, other than transactions and commitments in the ordinary course of business in accordance with their customary practices;

                     (d) any material change in any method of accounting or accounting practice or policy or application thereof by Aperian, except as required by GAAP;

                     (e) any increase in (or commitment, oral or written, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by Aperian to their directors, officers, employees or consultants, except increases occurring in the ordinary course of business; or

                     (f) any increase in (or commitment, oral or written, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or contract, payment or arrangement made to, for or with any director, officer, employee or consultant of Aperian, except increases occurring in the ordinary course of business.

           SECTION 4.11. Litigation. Except as set forth in Section 4.11 of Aperian Disclosure Schedule, there is no material action, suit or proceeding of any nature pending or, to the best of Aperian's knowledge, threatened against Aperian, its properties or any of its officers or directors, in their respective capacities as such.

           SECTION 4.12. Employee Benefit Plans. Except as described in Section
4.12 of Aperian Disclosure Schedule, Aperian does not have any employee pension benefit plans, as defined in Section 3(2) of ERISA, plans that would be covered by the Federal ERISA laws.

           SECTION 4.13. Taxes. All federal, state and other returns and reports required to be filed by Aperian have been duly and timely filed by Aperian and, except as set forth in Section 4.13 of Aperian Disclosure Schedule, all material taxes and other assessments and levies (including all interest and penalties) including, without limitation, income, franchise, real estate, sales, gross receipts, use and services taxes, and employment and employee withholding taxes, owed by Aperian have been paid in full by Aperian unless being contested in good faith. Except as set forth in Section 4.13 of Aperian Disclosure Schedule, all such taxes and other assessments and levies which Aperian is required by law to have withheld, collected or deposited have been duly withheld and collected and deposited with the proper governmental authorities or segregated and set aside for such payment, and if so segregated and set aside, shall be so paid by Aperian as required by law.

           SECTION 4.14. Compliance With Laws. Except as disclosed in Section
4.14 of Aperian Disclosure Schedule, and except for any matter that would not reasonably be expected to have a Company Material Adverse Effect, Aperian is not in violation of any applicable provisions of any laws, statutes, ordinances or regulations.

           SECTION 4.15. Takeover Statutes. No "fair price," "moratorium" or "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any applicable anti-takeover provision in Aperian's Certificate of Incorporation or Bylaws is applicable to Aperian, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

           SECTION 4.16. Finders' Fees. Except as described in Section 4.16 of Aperian Disclosure Schedule, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Aperian who would be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

           SECTION 4.17. Material Contracts. Aperian is not in default of, nor is in anticipatory breach of, any of its material contracts with third parties, nor does Aperian have any reason to believe that it will be so in the future.

           SECTION 4.18. Title to Assets. Except as set forth in Section 4.18 of Aperian Disclosure Schedule and except where the failure to have a good, valid and indefeasible title would not reasonably be expected to have a Company Material Adverse Effect, Aperian has good, valid and indefeasible title to all of the assets purported to be owned by it, whether real, personal or mixed. All property owned by Aperian is free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for those disclosed in Aperian Financial Statements, except for matters disclosed on any policies of title insurance issued to Aperian with respect to any facilities and made available to Aperian and except for those not reasonably expected to have an Aperian Material Adverse Effect.

           SECTION 4.19. No Other Representations. Neither Aperian nor any Person affiliated therewith shall be deemed to have made to Aperian or any other Person any representation or warranty other than as expressly made by Aperian in this Article 4. Neither Aperian nor any Person affiliated therewith makes any representation or warranty regarding any projections, estimates, budgets or forward-looking information heretofore delivered to or made available to Aperian or any other Person regarding future revenues, expenses or expenditures, future results of operation or, except as expressly covered by a representation and warranty contained in Article 3 hereof, any other information or documents made available to Aperian or any other Person with respect to Aperian.

           SECTION 4.20. Financing. Aperian has, and until the Effective Time will continuously have, sufficient funds or binding commitments therefor, subject to no material conditions other than those contained herein, in amounts sufficient to fund all amounts payable hereunder.

                                    ARTICLE 5

                                 INDEMNIFICATION

           SECTION 5.1. Survival of Representations and Warranties. The representations and warranties of Company, Fourthstage Shareholders, Aperian and Merger Sub in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on the six (6) month anniversary of the Closing (the "Expiration Date").

           SECTION 5.2. Company Indemnity; Set-off Arrangements.

                     (a) Set-off Amount. The Set-off Amount, as defined in
Section 1.2(c), shall be available to compensate Aperian for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by Aperian directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of Company or Fourthstage Shareholders contained in
Article 3 (as modified by the Company Disclosure Schedule) or any breach of any covenant or agreement of Company or

Fourthstage Shareholders contained in this Agreement. Aperian may not deduct any funds from the Set-off Amount unless and until Board Certificates (as defined in paragraph (c) below) identifying Losses, the aggregate amount of which exceed $75,000, have been delivered to the Shareholder Agent as provided in paragraph
(c); in such case, Aperian may recover from the Set-off Amount the amount of its Losses that exceed $75,000.

                     (b) Set-off Period; Distribution Upon Termination of Set-off Period. Subject to the following requirements, the Set-off Amount shall be available for the assertion of claimed Losses immediately following the Effective Time and until 5:00 p.m. Arizona time, on the Expiration Date (the "Set-off Period"); provided that the Set-off Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Set-off Amount is necessary in the reasonable judgment of a majority of the Aperian Directors, subject to the objection of the Shareholder Agent and the subsequent arbitration of the matter in the manner provided in Section 5.2(d) hereof, to satisfy any pending unsatisfied claims concerning facts and circumstances existing prior to the termination of such Set-off Period specified in any Board Certificate delivered to the Shareholder Agent prior to termination of such Set-off Period. As soon as the Set-off Period has terminated and all such claims have been resolved, Aperian shall deliver to the Fourthstage Shareholders the remaining portion of the Set-off Amount not required to satisfy such pending unsatisfied claims. Deliveries of Set-off Amounts to the Fourthstage Shareholders pursuant to this Section 5.2(b) shall be made in proportion to their respective original allocations of the Cash Contribution as set forth in Article 2.

                     (c) Claims Upon Set-off Amount/Objections to Claims. Aperian may make a claim against the Set-off Amount by providing a Board Certificate to the Shareholder Agent. Upon receipt by the Shareholder Agent at any time on or prior to the expiration of the Set-off Period of a certificate signed by a majority of the Aperian Directors not including those directors nominated by the Aperian Preferred Shareholders pursuant to Section 6.6 (a "Board Certificate"): (i) stating that Aperian has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation or breach of warranty to which such item is related, the Shareholder Agent shall have the right to dispute such claim by providing written objection to such claim within thirty (30) days of receipt of such Board Certificate. Board Certificates not disputed within such time shall be deemed accepted by the Shareholder Agent and shall reduce the Set-off Amount accordingly.

                     (d) Resolution of Conflicts; Arbitration.

                               (i) If the Shareholder Agent shall object in
writing to any claim or claims made in any Board Certificate a Fourthstage Shareholder has, the Shareholder Agent and Aperian shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Agent and Aperian should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

                               (ii) If no such agreement can be reached after
good faith negotiation, either Aperian or the Shareholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. The American Arbitration Association (the "AAA") shall choose the arbitrator. Each party to the arbitration shall have the right to a single objection to an arbitrator proposed by the AAA. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute, provided that not more than two depositions may be noticed by any party to the arbitration. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification or that discovery was refused or objected to without substantial justification. The arbitration hearing shall be held in a single hearing (which may continue for consecutive days). The decision of the arbitrator as to the validity and amount of any claim in such Board Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 5.2 hereof, Aperian shall be entitled to act in accordance with such decision and make or withhold payments out of the Set-off Amount in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

                               (iii) Judgment upon any award rendered by the
arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Phoenix, Arizona under the rules then in effect of the AAA (including the rules for discovery thereunder). For purposes of this Section 5.2(d), in any arbitration hereunder in which any claim or the amount thereof stated in the Board Certificate is at issue, Aperian shall be deemed to be the Non-Prevailing Party in the event that the arbitrator awards Aperian less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the Fourthstage Shareholders as represented by the Shareholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

                     (e) Shareholder Agent of the Shareholders; Power of
Attorney.

                               (i) In the event that the Merger is approved,
effective upon such vote, and without further act of any Fourthstage Shareholder, Harry Weiss shall be appointed as agent and attorney-in-fact (the "Shareholder Agent") for each Fourthstage Shareholder for and on behalf of the Fourthstage Shareholders, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Shareholder Agent for the accomplishment of the foregoing.

                               (ii) The Shareholder Agent shall not be liable
for any act done or omitted hereunder as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment. The Fourthstage Shareholders on whose behalf the Set-off Amount is held shall severally indemnify the Shareholder Agent and hold the Shareholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Shareholder Agent and arising out of or in connection with the acceptance or administration of the Shareholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Agent.

           SECTION 5.3. Maximum Payments. The liability of each Fourthstage Shareholder under the representations, warranties, covenants and agreements of Company contained in this Agreement, including without limitation pursuant to this Article 5 or otherwise for any claims under law or at equity, regardless of the legal theory upon which such claims are premised, shall be limited to such Fourthstage Shareholder's pro rata portion of the Set-off Amount.

           SECTION 5.4. Indemnification by Aperian. Aperian and Merger Sub jointly and severally indemnify the Fourthstage Shareholders against, and agree to hold the Fourthstage Shareholders harmless from, all losses, liabilities and expenses (including but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred directly or indirectly as a result of any inaccuracy or breach of any representation or warranty contained in Article 4 (as modified by the Aperian Disclosure Schedule) or any breach or failure to fulfill in any respect any of Aperian's covenants, agreements or obligations under this Agreement or under any document delivered in accordance with this Agreement which is required to be fulfilled after the Closing. The liability of Aperian under the representations, warranties, covenants and agreement of Aperian contained in this Agreement, including without limitation pursuant to this Article 5 or otherwise for any claims under law or at equity, regardless of the legal theory upon which such claims are premised, shall be limited to $15 million. However, the Company and Fourthstage Shareholders shall not be entitled to recover for breaches of representations, warranties, covenants and agreements of Aperian contained in this Agreement, until the liability of Aperian by such breaches exceeds $75,000 and in such case the Company and Fourthstage Shareholders may recover only the amount that exceeds $75,000.

           SECTION 5.5. Special Tax Indemnification. Aperian hereby agrees to fully indemnify the Fourthstage Shareholders for any tax liabilities or other expenses incurred as a result of the Merger failing to qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), if but for the failure of Aperian's Shareholders to approve conversion of the Aperian Preferred Stock in accordance with Section 6.1, the Merger would have qualified as a tax-free reorganization pursuant to the Code. Such indemnification obligation shall include the payment of an amount sufficient to pay any and all taxes due with respect to indemnification payments made under this Section 5.5 ("Gross Up Payment") and any taxes due with respect to the Gross Up Payment. For those Fourthstage Shareholders entitled to receive special tax indemnification pursuant to this Section 5.5, the grossed-up indemnification payments shall be calculated at an assumed tax rate of twenty-five percent (25%) for those Fourthstage Shareholders who recognize long-term capital gains and thirty-five percent (35%) for those Fourthstage Shareholders who recognize short-term capital gains. Notwithstanding anything contained in this Section 5.5, Aperian makes no representation or warranty that the Merger shall qualify as a tax-free reorganization pursuant to the Code even if Aperian Shareholders approve conversion of the Aperian Preferred Stock in accordance with Section 6.1.

           SECTION 5.6. Indemnification Procedures. Claims for indemnification under Section 5.4 or 5.5 may be asserted by the Shareholder Agent by written notice to Aperian. Upon assertion of any such claim, the Shareholder Agent asserting the claims and Aperian shall attempt in good faith shall agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Agent and Aperian should so agree, a memorandum setting forth their agreement shall be prepared and signed by both parties. If no such agreement can be reached after good faith negotiation, either Aperian or the Shareholder Agent asserting the claim may demand arbitration in accordance with the procedures set forth in Section 5.2(d)(ii) and (iii).

           SECTION 5.7. Resolution of Conflicts; Arbitration. Except for actions seeking a preliminary restraining order, temporary injunction or other remedy to maintain the status quo pending resolution of a dispute, all disputes and claims between any of the parties to this Agreement shall be resolved in accordance with the arbitration provisions set forth in Article 5 of this Agreement. In any such arbitration proceeding, the arbitrator shall be entitled to award compensatory or punitive damages, to the fullest extent permitted by law.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

           SECTION 6.1. Stockholders' and Shareholders' Approval. Aperian shall use its best efforts to obtain approval by its Shareholders of the conversion of Aperian Preferred Stock into Aperian Common Stock and to obtain approval of any required amendments to Aperian Stock Option Plans needed to facilitate the conversion of Company Options pursuant to Section 1.3 herein, at a duly called meeting of Aperian Shareholders on or before September 30, 2001. Aperian's Board of Directors will recommend approval of the conversion in a proxy statement prepared and circulated in accordance with applicable proxy regulations and will actively solicit proxies in favor of conversion from Aperian Shareholders.

           SECTION 6.2. Reasonable Efforts/Consents. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

           SECTION 6.3. Additional Nasdaq Listing. Aperian shall take all necessary steps, including the filing of an additional listing application prior to the effectiveness of the Registration Statement contemplated in the Registration Rights Agreement, to qualify for trading and listing on Nasdaq all Aperian Common Stock issued to Fourthstage Shareholders at the time of the Merger and to be issued on conversion of the Aperian Preferred Stock.

           SECTION 6.4. Closing Conditions. Each party shall undertake its best efforts to satisfy the conditions to Closing stated in Article 7.

           SECTION 6.5. Craig Non-Compete. Kevin Craig agrees that for a period of one (1) year, he shall be restricted from accepting employment with, or acting as a consultant, contractor, advisor or in any other capacity for, a competitor of Aperian anywhere within the United States of America. Should a court or other adjudicative body of competent jurisdiction deem that this restrictive covenant exceeds the scope needed to protect Aperian's legitimate financial and commercial interests, the parties hereto authorize and request such court or adjudicative body to amend and modify the scope of this Section 6.5 as needed.

           SECTION 6.6. Board Representation. So long as any Aperian Preferred Shares remain outstanding, but not later than July 15, 2002: (a) Kevin Craig, or the successors in interest to his Common Stock, on behalf of the former Shareholders of Fourthstage Technologies, Inc., shall have the right to nominate three (3) individuals to serve on the Board, (b) the Board shall consist of not more than seven (7) persons, and (c) the Board shall undertake all actions necessary and appropriate to effect the purposes of this Section 6.6.

                                    ARTICLE 7

                            CONDITIONS TO THE MERGER

           SECTION 7.1. Conditions to the Obligations of Each Party. The obligations of the Company, Aperian and Merger Sub to consummate the Merger are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

                     (a) the transactions contemplated by this Agreement shall have been approved by any federal, state, foreign or local governmental or regulatory authority or self-regulatory body the approval of which is required to permit the consummation thereof;

                     (b) no court, arbitrator or governmental body, agency or official shall have issued any order or injunction and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger; provided that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such order, injunction, legal restraint or prohibition vacated;

                     (c) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger, shall have been obtained;

                     (d) Execution of employment agreements, substantially in the form of Exhibit 7.1(d)(1) hereto, in form reasonably acceptable to the Company and Aperian, as the case may be, shall have been duly executed and delivered by each of the individuals listed on Exhibit 7.1(d)(2) hereto, and shall be in full force and effect; and

                     (e) Aperian and each of the Fourthstage Shareholders shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit 7.1(e).

           SECTION 7.2. Conditions to Obligations of Aperian. The obligation of Aperian to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

                     (a) The representations and warranties of the Company set forth in Article 3 shall also be true and correct as of the Closing (except to the extent that any change therein is as a result of the transactions contemplated hereby) with the same effect as though made on the date of the Closing;

                     (b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time;

                     (c) The Company shall have given all notices to, and obtained all consents, approvals or authorizations of or from, any Person which may be necessary to permit the consummation of the transactions contemplated hereby (including, without limitation, any consents required under contracts and agreements to which the Company is a party or by which the Company or any of its assets may be bound, or which may be required to permit the change of ownership of the Company); provided, however, that the condition specified in this Section 7.2(c) shall not include any required novations under any government contract or any notice, consent, approval or authorization which if not obtained by the Company, would not have a Company Material Adverse Effect;

                     (d) Aperian shall have received the opinions of the Company's counsel, dated the Effective Time, substantially in the form of
Exhibit 7.2(d) hereto; and

                     (e) Aperian shall have received a certificate dated as of the date of the Closing and signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that the conditions to Aperian's obligations set forth in Sections 7.2(a), (b) and (c) have been satisfied.

           SECTION 7.3. Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

                     (a) The representations and warranties of Aperian set forth in Article 4 shall also be true and correct in all material respects as of the Closing (except to the extent that any change therein is as a result of the transactions contemplated hereby) with the same effect as though made on the date of the Closing;

                     (b) Aperian and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time;

                     (c) The Company shall have received the opinions of the Aperian's counsel, dated the Effective Time, substantially in the form of
Exhibit 7.3(c) hereto;

                     (d) Aperian shall have adopted, effective as of the Effective Time, the Bylaws attached hereto as Exhibit 2.4;

                     (e) Aperian shall have taken all actions necessary to amend the Plan to include the Aperian Stock Options to be exchanged for Company Stock Options; and

                     (f) The Company shall have received a certificate dated as of the date of the Closing and signed on behalf of Aperian and Merger Sub by the respective Chief Executive Officers and Chief Financial Officers of each such entity, to the effect that the conditions to the Company's obligations set forth in Sections 7.3(a), (b), (d) and (e) have been satisfied.

                                    ARTICLE 8

                                  MISCELLANEOUS

           SECTION 8.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

        if to Aperian or Merger Sub, to:   Aperian, Inc.
                                           1800 Valley View Lane, Suite 400
                                           Dallas, Texas  75234
                                           Attention:  Peter Lorenzen
                                           Facsimile: (469) 522-6062

        with a copy to:                    Kane Russell Coleman & Logan, P.C.
                                           3700 Thanksgiving Tower
                                           1601 Elm Street
                                           Dallas, Texas  75201
                                           Attention: Khalid M. Malik
                                           Facsimile: (214) 777-4299

        if to the Company, to:             Fourthstage Technologies, Inc.
                                           3030 North 3rd Street, Suite 700
                                           Phoenix, Arizona  85012
                                           Attention: Kevin P. Craig
                                           Facsimile: (602) 776-0885

        with a copy to:                    Bryan Cave LLP
                                           Two North Central Avenue, Suite 2200
                                           Phoenix, Arizona  85004
                                           Attention: Frank M. Placenti
                                           Facsimile: (602) 364-7070

        if to the Shareholder Agent, to:   Harry Weiss
                                           5851 West Charleston
                                           Las Vegas, Nevada  89102
                                           Facsimile: (702) 878-7323

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

           SECTION 8.2. Amendments; No Waivers.

                     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Aperian and Merger Sub or in the case of a waiver, by the party against whom the waiver is to be effective.

                     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

           SECTION 8.3. Expenses. Aperian shall pay all legal and accounting fees, costs and expenses in connection with the consummation of the Merger.

           SECTION 8.4. Entire Agreement/No Third Party Beneficiaries. All prior negotiations and agreements between the parties hereto relating to the subject matter hereof are superseded by this Agreement and as of the date hereof there are no representations, warranties, understandings or agreements, whether written or oral, expressed or implied, other than those specifically set forth herein. Except for the shareholders, directors, officers, employees and agents of the Company to the extent such persons benefit from the provisions set forth herein, there are no third party beneficiaries to this Agreement.

           SECTION 8.5. Waivers. Any failure by any of the parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other party or parties, provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

           SECTION 8.6. Amendments, Supplements or Modifications. Each of the parties agrees to cooperate fully in the effectuation of the transactions contemplated hereby and to execute any and all additional documents or take such additional actions as shall be reasonably necessary or appropriate for such purpose.

           SECTION 8.7. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

           SECTION 8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws and not the conflicts of laws provisions of the State of Delaware.

           SECTION 8.9. Exclusive Jurisdiction. Subject to the provisions of
Section 5.7 (Resolution of Conflicts; Arbitration), the parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the agreements and transactions contemplated hereby shall be instituted in a court located in the city of Phoenix, Arizona, which shall be the exclusive jurisdiction and venue of any legal proceedings, and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding.

           SECTION 8.10. Disclosure Schedules. Notwithstanding anything herein to the contrary, any matter disclosed in any Section of either the Company Disclosure Schedule or the Aperian Disclosure Schedule shall be deemed to be disclosed in all parts of such Schedules regardless of whether such matter is specifically cross-referenced. The disclosure of any matter in a Schedule is not to be deemed determinative of or an indication that such matter is material to the operations of the Company or Aperian, as the case may be.

           SECTION 8.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

           SECTION 8.12. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

           SECTION 8.13. Incorporation of Exhibits and Schedules. The Company Disclosure Schedule, the Aperian Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

           SECTION 8.14. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

           SECTION 8.15. Knowledge. Whenever used in this Agreement, the terms "knowledge," "to the knowledge of" "has received no notice" or "is not aware" (and all variants and derivatives thereof) with respect to any Person, means the current actual knowledge of such Person. Notwithstanding the foregoing, the foregoing terms, when applied to the Company, shall mean the actual knowledge of Kevin Craig, and when applied to Aperian, shall mean the actual knowledge of any and all Persons listed in Section 8.15 of the Aperian Disclosure Schedule.

           SECTION 8.16. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including, without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 FOURTHSTAGE TECHNOLOGIES, INC.



                                 By:
                                     ------------------------------------------
                                     Name:
                                     Title:



                                 APERIAN, INC.



                                 By:
                                     ------------------------------------------
                                     Name:
                                     Title:



                                 APERIAN MERGER CORPORATION, INC.



                                 By:
                                     ------------------------------------------
                                     Name:
                                     Title:



                                 SHAREHOLDER AGENT



                                 By:
                                     ------------------------------------------
                                     Name:  Harry Weiss


                 Signature Page to Agreement and Plan of Merger

           By executing this signature page to the Agreement and Plan of Merger among Fourthstage Technologies, Inc., Aperian Inc. and Aperian Merger Corporation, Inc., the below signed Shareholder hereby consents to the merger of Fourthstage Technologies, Inc. with and into Aperian Acquisitions, Inc. on the terms and conditions set forth herein and waives any dissenter's appraisal or similar rights under applicable law.

                                  FOURTHSTAGE SHAREHOLDERS:


                                  ---------------------------------------------
                                  Name:  Chris Donahue


                                  ---------------------------------------------
                                  Name:  Kevin P. Craig


                                  ---------------------------------------------
                                  Name:  Lee Collins


                                  ---------------------------------------------
                                  Name:  Dave Drabo


                                  ---------------------------------------------
                                  Name:  Mark Weiss


                                  ---------------------------------------------
                                  Name:  Harry Weiss


                                  ---------------------------------------------
                                  Name:  Farley Weiss


                                  ---------------------------------------------
                                  Name:  Jeff Weiss


                                  ---------------------------------------------
                                  Name:  Craig Weiss


                                  VAN DE VREDE FAMILY TRUST

                                 By:
                                     ------------------------------------------
                                     Name:
                                     Title:


                                 TRIPLE FIVE INVESTMENTS


                                 By:
                                     ------------------------------------------
                                     Name:
                                     Title:


                                 REGENT NET LLC


                                 By:
                                     ------------------------------------------
                                     Name:
                                     Title:


                                 *Executed by Kevin Craig pursuant to a power of attorney granted to Mr. Craig for that purpose.

                                    EXHIBITS


EXHIBIT 1.1(b)                   FORM OF CERTIFICATES OF MERGER
EXHIBIT 1.2(c)                   CERTIFICATE OF DESIGNATION
EXHIBIT 1.3                      COMPANY OPTION CONVERSION TABLE
EXHIBIT 2.1                      AMENDED CERTIFICATE OF INCORPORATION
EXHIBIT 2.4                      BYLAWS OF APERIAN
EXHIBIT 7.1(d)(1)                FORM OF EMPLOYMENT AGREEMENT
EXHIBIT 7.1(d)(2)                NAMES OF PERSONS TO HAVE EMPLOYMENT AGREEMENTS
EXHIBIT 7.1(e)                   REGISTRATION RIGHTS AGREEMENT
EXHIBIT 7.2(d)                   FORM OF COMPANY COUNSEL'S OPINION
EXHIBIT 7.3(c)                   FORM OF APERIAN COUNSEL'S OPINION